Exhibit 99.1

KIRKLAND’S REPORTS First QUARTER FISCAL 2025 RESULTS

Announces Decisive Transformation, Corporate Reorganization, and Changes to the Board of Directors

NASHVILLE, Tenn. (June 17, 2025) — Kirkland’s, Inc. (Nasdaq: KIRK) (“Kirkland’s” or the “Company”), a multi-brand specialty retailer of home décor, housewares and furnishings, announced financial results for the 13-week period ended May 3, 2025.

First Quarter 2025 Summary

●	Net sales of $81.5 million; consolidated comparable sales decreased 8.9%, inclusive of comparable store decline of 3.1% and e-commerce decline of 26.7% compared to the first quarter of fiscal 2024.
●	Gross profit margin of 24.9%.
●	Operating loss of $10.5 million.
●	Adjusted EBITDA loss of $7.9 million.
●	Closed 3 stores during the period to end the quarter with 314 stores.

Management Commentary

Amy Sullivan, CEO of Kirkland’s, said, “Like many in retail, our first quarter performance was impacted by weather and the continued softness in consumer sentiment. Despite these challenges, we saw improvements in our store performance for the combined March and April period. While our e-commerce business remains pressured, and was exacerbated in late May by weather-related disruptions in our Jackson, Tennessee distribution center, we continue to see momentum in our Kirkland’s Home stores which saw comparable store sales up approximately 3% versus last year for the month of May. While encouraged by our store performance, it is time to accelerate our transformation.  We have already begun to take actions in moving excess and slower turning inventory in the first quarter and will continue the elimination of underperforming assets as we expand the utilization of our Bed Bath & Beyond, Overstock and buybuy Baby licenses.”

Ms. Sullivan continued, “As announced today, we are entering a new era in our organization as we reimagine our future as a multi-brand retail operator maximizing our partnership with Beyond.  We are realigning our business to drive performance and profitability - strengthening our team, sharpening our operational discipline to improve inventory productivity, and accelerating the brand conversion or closure of underperforming assets across our portfolio. While we expect these decisive actions and the optimization of our assets to impact near-term performance, we believe rebuilding our foundation will unlock significant operating leverage, drive sustainable profitable growth and create long-term value for our shareholders.”

First Quarter 2025 Financial Results

Net sales in the first quarter of 2025 were $81.5 million, compared to $91.8 million in the prior year quarter. The decrease was primarily driven by a decline in e-commerce sales and comparable store sales, along with a decline in store count of approximately 5%. Comparable sales decreased 8.9% compared to the first quarter of 2024, including a 3.1% decrease in comparable store sales and a 26.7% decline in e-commerce sales. The decrease in comparable sales was primarily driven by a decrease in consolidated average ticket and e-commerce traffic, partially offset by an increase in store conversion.

Gross profit in the first quarter of 2025 was $20.3 million, or 24.9% of net sales, compared to $27.1 million, or 29.5% of net sales in the prior year quarter. The decline is primarily a result of lower merchandise margins, due to higher promotional activity, and the deleverage of store occupancy costs, partially offset by lower outbound freight costs.

Operating expenses in the first quarter of 2025 were $30.8 million, or 37.8% of net sales, compared to $34.6 million, or 37.7% of net sales in the prior year quarter. The decline in operating expenses was driven by lower store and corporate compensation and benefits expenses, reduced advertising costs and lower consulting costs.

Operating loss in the first quarter of 2025 was $10.5 million compared to $7.5 million in the prior year quarter. Adjusted operating loss in the first quarter of 2025 was $10.0 million compared to $7.1 million in the prior year quarter. Adjusted operating loss removes the impact of asset impairment, stock-based compensation expense, severance charges and any financing related legal or professional fees that, due to their nature, did not qualify for capitalization as deferred debt or equity issuance costs.

Net loss in the first quarter of 2025 was $11.8 million, or a loss of $0.54 per diluted share, compared to $8.8 million, or a loss of $0.68 per diluted share in the prior year quarter. Diluted weighted average shares outstanding in the first quarter of 2025 were approximately 22.1 million compared to 13.0 million in the prior year quarter, mainly due to Beyond, Inc. (“Beyond”) acquiring approximately 8.9 million shares of common stock in the Company.

EBITDA in the first quarter of 2025 was a loss of $8.4 million compared to a loss of $4.9 million in the prior year quarter. Adjusted EBITDA in the first quarter of 2025 was a loss of $7.9 million compared to a loss of $4.5 million in the prior year quarter. Adjusted EBITDA removes the impact of asset impairment, stock-based compensation expense, severance charges and any financing related legal or professional fees that, due to their nature, did not qualify for capitalization as deferred debt or equity issuance costs.

Adjusted diluted net loss in the first quarter of 2025 was $11.3 million, or an adjusted loss of $0.51 per diluted share, compared to adjusted net loss of $8.4 million, or an adjusted loss of $0.65 per diluted share in the prior year quarter. Adjusted net loss removes the impact of asset impairment, stock-based compensation expense, severance charges and any financing related legal or professional fees not subject to capitalization.

Balance Sheet

As of May 3, 2025, inventory was $76.4 million, a 0.8% increase compared to the prior year period.

As of May 3, 2025, the Company had a cash balance of $3.5 million, with $38.9 million of outstanding debt and $5.1 million in outstanding letters of credit under its senior secured revolving credit facility and $8.5 million in debt to Beyond a related party and 40% owner of the Company. As of May 3, 2025, the Company had minimal availability for borrowing under the revolving credit facility, after the minimum required excess availability covenant.

Availability under the Company’s revolving credit facility fluctuates largely based on eligible inventory levels, and as eligible inventory increases in the second and third fiscal quarters in support of the Company’s back-half sales plans, the Company’s borrowing capacity increases correspondingly.

Credit Agreement Expansion

On May 7, 2025, the Company closed a $5.2 million expansion of the existing credit agreement with Beyond and amended existing transactions and collaboration agreements previously entered into between the companies.

In connection with the financing, Kirkland’s has also received a waiver from both its lenders, Bank of America, N.A. and Beyond as expected per the recent Form 8-K filing on May 1, 2025. The Company’s senior credit agreement with Bank of America, N.A. was also amended to permit Beyond to acquire up to 65% of the outstanding capital stock of the Company. In addition to the expanded credit facility, Beyond and the Company have entered into a purchase agreement providing for the future sale of the Company’s intellectual property to Beyond, subject to senior lender approvals.

As of June 17, 2025, the Company had $38.8 million of outstanding debt and $5.1 million of outstanding letters of credit under its revolving credit facility with minimal availability, after the minimum required excess availability covenant, and $13.7 million in term loans to Beyond.

Jackson, Tennessee Distribution Center Disruption

On May 20, 2025, a tornado hit the Company’s leased Jackson, Tennessee distribution center, causing damage to the Company’s assets and disruptions to the Company's operations, particularly with respect to its e-commerce channel. The Company maintains insurance policies to cover the repair or replacement of the Company’s assets that suffered loss or damage, and the Company is working closely with its insurance carriers to ascertain the full amount of insurance proceeds, net of the deductible on the policies, due to the Company as a result of the damages and interruption to its business. At this time, the amount of combined property damage and business interruption costs and recoveries cannot be estimated.

Transformative Operational Reset, Board Refreshment and Corporate Rebranding

Today, in a separate announcement, the Company announced a number of operational and leadership changes as well as a refreshment of the Board of Directors focused on driving transformation, performance and profitability. The Company detailed its plans to rebrand Kirkland’s, Inc. to The Brand House Collective reflecting the Company’s transformation into a multi-brand merchandising, supply chain and retail operator leading the brick & mortar vision and strategy for Beyond’s growing portfolio of iconic home and family brands. Kirkland’s, Inc. plans to officially change its corporate name from “Kirkland’s, Inc.” to “The Brand House Collective, Inc.” pending shareholder approval at the Company’s upcoming annual meeting on July 24, 2025. In conjunction with its corporate name change, the Company’s ticker symbol on the Nasdaq Global Select Market from “KIRK” to “TBHC”. Once effective, the “KIRK” trading symbol will no longer be active. No action is needed from the Company’s current shareholders relative to the ticker symbol change.

In addition, the Company announced changes to its Board of Directors. The press release is available in the investor relations section of the Company’s website at www.kirklands.com.

Conference Call

Given the strategic and organizational changes, the Company is undergoing, the Company has cancelled its first quarter fiscal 2025 results conference call, originally scheduled for today, June 17, 2025 at 9:00 a.m. Eastern Time.

About Kirkland’s, Inc.

Kirkland’s, Inc. is a specialty retailer of home décor and furnishings in the United States, currently operating 313 stores in 35 states as well as an e-commerce website, www.kirklands.com, under the Kirkland’s Home brand. The Company provides its customers an engaging shopping experience characterized by a curated, affordable selection of home décor and furnishings along with inspirational design ideas. This combination of quality and stylish merchandise, value pricing and a stimulating in-store and online environment provides the Company’s customers with a unique brand experience. More information can be found at www.kirklands.com.

Forward-Looking Statements

Except for historical information contained herein, certain statements in this release, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements deal with potential future circumstances and developments and are, accordingly, forward-looking in nature. You are cautioned that such forward-looking statements, which may be identified by words such as "anticipate," "believe," "expect," "estimate," "intend," "plan," "seek," "may," "could," "strategy," and similar expressions, involve known and unknown risks and uncertainties, many of which are outside of the Company’s control, which may cause the Company's actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, risks associated with the effect of the transactions entered into with Beyond (the “Transactions”) on the Company’s business relationships; operating results and business generally; unexpected costs, charges or expenses resulting from the Transactions; potential litigation relating to the Transactions that could be instituted against Beyond, the Company or their affiliates’ respective directors, managers or officers, including the effects of any outcomes related thereto; continued availability of capital and financing; the ability to obtain the various synergies envisioned between the Company and Beyond; the ability of the Company to successfully open new stores or rebrand existing Kirkland’s Home stores under a Bed Bath & Beyond Home or other licensed brand; the ability of the Company to successfully market its products to new customers and expand through new e-commerce platforms and to implement its plans, forecasts and other expectations with respect to its business after the completion of the Transactions and realize additional opportunities for growth and innovation; risks associated with the Company's liquidity including cash flows from operations and the amount of borrowings under the secured revolving credit facility; the fact that our independent registered public accounting firm’s report for the year ended February 1, 2025 is qualified as to our ability to continue as a going concern; the Company’s ability to successfully implement cost savings and other strategic initiatives intended to improve operating results and liquidity positions; the Company’s actual and anticipated progress towards its short-term and long-term objectives including its multi-brand and omni-channel strategy; the risk that natural disasters, pandemic outbreaks, global political events, war and terrorism could impact the Company’s revenues, inventory and supply chain; the continuing consumer impact of inflation and countermeasures, including high interest rates; the effectiveness of the Company’s marketing campaigns; risks related to changes in U.S. policy related to imported merchandise, particularly with regard to the impact of tariffs on goods imported from China and strategies undertaken to mitigate such impact; the Company’s ability to retain its senior management team; volatility in the price of the Company’s common stock, the competitive environment in the home décor industry in general and in the Company's specific market areas; inflation, fluctuations in cost and availability of inventory; increased transportation costs and potential interruptions in supply chain, distribution systems and delivery network, including the Company’s e-commerce systems and channels; the ability to control employment and other operating costs; availability of suitable retail locations and other growth opportunities; disruptions in information technology systems including the potential for security breaches of the Company's information or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on May 2, 2025, as amended on May 30, 2025, and subsequent reports. Forward-looking statements included in this release are made as of the date of this release. Any changes in assumptions or factors on which such statements are based could produce materially different results. Except as required by law, the Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	13-Week Period Ended
	May 3,	May 4,
	2025	2024
Net sales	$81,504	$91,753
Cost of sales	61,220	64,685
Gross profit	20,284	27,068
Operating expenses:
Compensation and benefits	17,854	19,286
Other operating expenses	12,266	14,318
Depreciation (exclusive of depreciation included in cost of sales)	660	961
Asset impairment	20	11
Total operating expenses	30,800	34,576
Operating loss	(10,516)	(7,508)
Interest expense	1,348	1,127
Other income	(84)	(116)
Loss before income taxes	(11,780)	(8,519)
Income tax expense	44	311
Net loss	$(11,824)	$(8,830)
Loss per share:
Basic	$(0.54)	$(0.68)
Diluted	$(0.54)	$(0.68)
Weighted average shares outstanding:
Basic	22,093	12,965
Diluted	22,093	12,965

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	May 3,	February 1,	May 4,
	2025	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$3,535	$3,820	$3,836
Inventories, net	76,415	81,899	75,789
Prepaid expenses and other current assets	5,241	5,585	6,540
Total current assets	85,191	91,304	86,165
Property and equipment, net	20,466	22,062	27,737
Operating lease right-of-use assets	116,569	121,229	121,410
Other assets	3,183	7,593	7,271
Total assets	$225,409	$242,188	$242,583
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$39,545	$43,935	$39,963
Accrued expenses and other liabilities	20,439	20,183	23,020
Operating lease liabilities	38,532	39,355	38,590
Related party debt	832	—	—
Current debt, net	—	49,199	—
Total current liabilities	99,348	152,672	101,573
Operating lease liabilities	90,820	95,085	94,529
Related party debt, net	9,028	—	—
Long-term debt, net	38,935	10,003	47,541
Other liabilities	3,496	3,445	4,405
Total liabilities	241,627	261,205	248,048
Shareholders’ deficit	(16,218)	(19,017)	(5,465)
Total liabilities and shareholders’ deficit	$225,409	$242,188	$242,583

KIRKLAND’S, INC.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

	13-Week Period Ended
	May 3,	May 4,
	2025	2024
Cash flows from operating activities:
Net loss	$(11,824)	$(8,830)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	2,090	2,624
Amortization of debt issuance and original issue discount costs	406	131
Asset impairment	20	11
Gain on disposal of property and equipment	—	(6)
Stock-based compensation expense	239	292
Changes in assets and liabilities:
Inventories, net	5,484	(1,699)
Prepaid expenses and other current assets	344	1,063
Accounts payable	(4,385)	(5,653)
Accrued expenses	285	(133)
Operating lease assets and liabilities	(428)	(1,365)
Other assets and liabilities	4,692	(90)
Net cash used in operating activities	(3,077)	(13,655)

Cash flows from investing activities:
Proceeds from sale of property and equipment	10	6
Capital expenditures	(568)	(770)
Net cash used in investing activities	(558)	(764)

Cash flows from financing activities:
Borrowings on revolving line of credit	3,400	9,000
Repayments on revolving line of credit	(7,465)	(4,100)
Borrowings on FILO term loan	—	10,000
Payments of debt and equity issuance costs	(534)	(399)
Cash used in net share settlement of stock options and restricted stock units	(51)	(51)
Proceeds from issuance of common stock	8,000	—
Net cash provided by financing activities	3,350	14,450

Cash and cash equivalents:
Net (decrease) increase	(285)	31
Beginning of the period	3,820	3,805
End of the period	$3,535	$3,836

Supplemental schedule of non-cash activities:
Non-cash accruals for purchases of property and equipment	$325	$390
Non-cash accruals for debt and equity issuance costs	573	860

Conversion of convertible note, accrued interest and unamortized debt issuance costs into common stock	$6,676	—
Common stock issued in exchange for equity issuance costs	574	—

Non-GAAP Financial Measures

To supplement our unaudited consolidated condensed financial statements presented in accordance with generally accepted accounting principles (“GAAP”), this earnings release contains certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted operating loss, adjusted net loss and adjusted diluted loss per share. These measures are not in accordance with, and are not intended as alternatives to, GAAP financial measures. The Company uses these non-GAAP financial measures internally in analyzing our financial results and believes that they provide useful information to analysts and investors, as a supplement to GAAP financial measures, in evaluating the Company’s operational performance.

The Company defines EBITDA as net loss before income tax expense, interest expense, other income and depreciation. Adjusted EBITDA is defined as EBITDA adjusted to remove asset impairment, stock-based compensation expense, due to the non-cash nature of this expense, severance charges, as it fluctuates based on the needs of the business and does not represent a normal recurring operating expense, and any financing related legal or professional fees that, due to their nature, did not qualify for capitalization as deferred debt or equity issuance costs.

Adjusted operating loss is defined as operating loss adjusted for asset impairment, stock-based compensation expense, severance charges and financing related legal or professional fees not qualifying for capitalization. The Company defines adjusted net loss as net loss adjusted for asset impairment, stock-based compensation expense, severance charges, financing related legal or professional fees not qualifying for capitalization and the related tax adjustments. The Company defines adjusted loss per diluted share as adjusted net loss divided by weighted average diluted share count.

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Each non-GAAP financial measure has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

The following table shows an unaudited non-GAAP measure reconciliation of net loss to EBITDA and adjusted EBITDA (in thousands) for the periods indicated:

	13-Week Period Ended
	May 3, 2025	May 4, 2024
Net loss	$(11,824)	$(8,830)
Income tax expense	44	311
Interest expense	1,348	1,127
Other income	(84)	(116)
Depreciation	2,090	2,624
EBITDA	(8,426)	(4,884)
Adjustments:
Asset impairment(1)	20	11
Stock-based compensation expense(2)	239	292
Beyond transaction costs not subject to capitalization(3)	129	—
Severance charges(4)	126	73
Total adjustments	514	376
Adjusted EBITDA	$(7,912)	$(4,508)

The following table shows an unaudited non-GAAP measure reconciliation of operating loss to adjusted operating loss (in thousands) for the periods indicated:

	13-Week Period Ended
	May 3, 2025	May 4, 2024
Operating loss	$(10,516)	$(7,508)
Adjustments:
Asset impairment(1)	20	11
Stock-based compensation expense(2)	239	292
Beyond transaction costs not subject to capitalization(3)	129	—
Severance charges(4)	126	73
Total adjustments	514	376
Adjusted operating loss	$(10,002)	$(7,132)

The following table shows an unaudited non-GAAP measure reconciliation of net loss and diluted loss per share to adjusted net loss and adjusted diluted loss per share (in thousands, except per share data) for the periods indicated:

	13-Week Period Ended	13-Week Period Ended
	May 3, 2025	May 4, 2024
Net loss	$(11,824)	$(8,830)
Adjustments:
Asset impairment(1)	20	11
Stock-based compensation expense(2)	239	292
Beyond transaction costs not qualifying for capitalization(3)	129	—
Severance charges(4)	126	73
Total adjustments	514	376
Tax benefit of adjustments	10	14
Total adjustments, net of tax	524	390
Adjusted net loss	$(11,300)	$(8,440)

Diluted loss per share	$(0.54)	$(0.68)
Adjusted diluted loss per share	$(0.51)	$(0.65)

Diluted weighted average shares outstanding	22,093	12,965

(1)	Asset impairment charges are related to store property and equipment.
(2)	Stock-based compensation expense includes amounts amortized to expense related to equity incentive plans.
(3)

Consulting and legal fees incurred relating to the Company’s transaction with Beyond that, due to their nature, did not qualify for capitalization as deferred debt or equity issuance costs. Given the magnitude and scope of these strategic transactions, the Company considers the incremental consulting and legal fees incurred not reflective of the ongoing costs to operate its business.

(4)	Severance charges include expenses related to severance agreements and permanent store closure compensation costs.